Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Jamba, Inc.:

We consent to the use of our reports dated March 6, 2013, with respect to the consolidated balance sheets of Jamba, Inc. and subsidiaries as of January 1, 2013, and January 3, 2012, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the fiscal years ended January 1, 2013, January 3, 2012 and December 28, 2010, and the effectiveness of internal control over financial reporting as of January 1, 2013, which reports appear in the January 1, 2013 annual report on Form 10-K of Jamba, Inc., incorporated herein by reference.

/s/ KPMG LLP

San Francisco, California

June 6, 2013